Exhibit 99.1

News Release

Media Contacts:

Joe Noel, 240.912.1851
Michael Wachs, CEOcast, 212.732.4300, mwachs@ceocast.com
Garrett Axford, Georgina Garrett / Simon Jones, 866.940.9987, +44.1903.854900 mail@garrett-axford.co.uk

For Immediate Release

Telkonet Completes $3.5 Million Sale of Debentures

Proceeds from the Financing to be Used to Support Additional Growth in Energy Management Sector and for General Corporate Purposes

June 5, 2008: Germantown, MD – Telkonet, Inc. (AMEX:TKO), the leading provider of innovative, centrally managed solutions for integrated energy management, networking, building automation and proactive support services, announced today that it has entered into definitive agreements with YA Global Investments, L.P. (“YA Global”) pursuant to which the Company agreed to issue and sell up to $3.5 million of 13% three-year secured convertible debentures (the “Debentures”) under three closings. Proceeds from the financing will be used for working capital and general corporate purposes.

“We are pleased to have completed this financing to help further our market penetration in key sectors, especially energy management. Our advanced, intelligent Telkonet SmartEnergy™ system is ideally positioned to enable property management to take control over the steadily increasing heating, ventilation and air conditioning (HVAC) costs,” commented Jason Tienor, president and CEO of Telkonet. “With HVAC costs representing one of the largest operating expense for property owners, our energy management system is an essential tool to deliver green-energy savings, control consumption, and reduce maintenance, not only in the hospitality and MDU sector, but also in commercial buildings and government agencies.”

Under the first closing, which occurred on May 30, 2008, the Company sold Debentures having an aggregate principal value of $1.5 million. The Company will also issue five-year warrants to Y.A. Global to purchase up to 2.5 million shares, at $0.61 per share, upon completion of all three closings. At the first closing, the Company issued warrants to purchase 2.1 million shares of restricted Common Stock. Additional closings are subject to Telkonet meeting certain conditions.

The Debentures may be redeemed at any time, subject to certain conditions, in whole or in part, by the Company upon payment of a redemption premium equal to 15% of the principal amount of the Debentures being redeemed. The holders of the Debenture may also convert all or a portion of the Debentures at any time at a price equal to the lesser of (i) $0.58, or (ii) ninety percent of the lowest volume weighted average price of the Company’s Common Stock during the ten trading days immediately preceding the conversion date.

The securities issued in this transaction have not been registered and are being sold pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D promulgated thereunder. Telkonet has agreed to register the shares of Common Stock underlying each of the Debentures and Warrants.

Telkonet previously entered into a receivables financing with Thermo Credit, LLC under which Thermo Credit agreed to lend the Company, on a revolving basis, up to $2.5 million. Additional details on the sale of the Debentures may be found in the Company’s Form 8-K filing with the Securities and Exchange Commission.

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About Telkonet
Telkonet’s unique broadband networking solutions currently support more than 1.6 million network users per month, with its energy management systems optimizing energy consumption in over 80,000 rooms. Telkonet’s technology innovation is underpinned by the highest level of end-to-end quality of service, with comprehensive technical customer support. Its systems deliver wide-ranging functionality, from wired and wireless high-speed Internet access to energy management, IP surveillance and local area networking. Telkonet’s platforms are widely deployed on the global stage – in single buildings and ships, in multi-building complexes, hospitality venues and multi-dwelling units, and at government, education and defense locations.

Telkonet’s innovations include the revolutionary Telkonet Series 5 and the Telkonet iWire System™, which convert a site’s existing internal electrical infrastructure into an IP network backbone – quickly, cost-effectively and without disruption. The portfolio also includes the integrated EthoStream product suite, providing a comprehensive and advanced technology management platform for the hospitality industry, differentiated by outstanding remote management tools and a dedicated customer support facility. Telkonet SmartEnergy™ completes the line-up, delivering typical bottom line savings of 30% by controlling in-room energy consumption according to occupancy. For more information, please visit www.telkonet.com.

All company, brand or product names are registered trademarks or trademarks of their respective holders.
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Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).